                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*

                            JAN BELL MARKETING, INC.
                                (Name of Issuer)

                              VOTING COMMON STOCK
                         (Title of Class of Securities)

                                  470760 10 9
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement ___.
(A fee is not returned only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

0CUSIP No. 470760 10 9                              13G       Page 2 of 5 Pages
________________________________________________________________________________

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 JANICE LIPTON
                 ###-##-####
________________________________________________________________________________

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                  (a)
                                                                     ----------
                                                                  (b)    X
                                                                     ----------
________________________________________________________________________________

3.       SEC USE ONLY


________________________________________________________________________________

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S. CITIZEN
________________________________________________________________________________
         NUMBER OF                5.       SOLE VOTING POWER            400,000
         SHARES                   6.       SHARED VOTING POWER            -0-
         BENEFICIALLY             7.       SOLE DISPOSITIVE POWER       400,000
         OWNED BY                 8.       SHARED DISPOSITIVE POWER       -0-
         EACH REPORTING
         PERSON WITH
________________________________________________________________________________

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 400,000
________________________________________________________________________________

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                 X*
________________________________________________________________________________

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 1.5%
________________________________________________________________________________

12.      TYPE OF REPORTING PERSON

                 IN

________________________________________________________________________________

*Mrs. Janice Lipton owns 1.5%. of the class of securities and Mr. Alan Lipton (her husband) owns 1,497,339 shares representing 5.8%. While Mrs. Lipton disclaims ownership of her husband's shares, the combined percent is 7.3%.

                             GENERAL INFORMATION
                                  ITEMS 1-10
Item 1(a)                 NAME OF ISSUER:

                          Jan Bell Marketing, Inc.

Item 1(b)                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                          13801 Northwest 14th Street
                          Sunrise, Florida 33323

Item 2(a)                 NAME OF PERSON FILING:

                          Janice Lipton

Item 2(b)                 ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                          RESIDENCE:

                          13801 Northwest 14th Street
                          Sunrise, Florida 33323

Item 2(c)                 CITIZENSHIP:

                          United States

Item 2(d)                 TITLE CLASS OF SECURITIES:

                          Common Stock ($.0001 Par Value)

Item 2(e)                 CUSIP NUMBER:

                          470760 10 9

Item 3                    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or 13d-
                          2(b), CHECK WHETHER THE PERSON FILING IS A:

                          Not Applicable

Item 4                    OWNERSHIP (as of December 31, 1993):

                          (a)     Amount Beneficially Owned:  400,000
                                                              -------
                          (b)     Percent of Class:    1.5%
                                                    ------------
                          (c)     Number of shares as to which such person
                                  has:

                             (i)       sole power to vote or to
                                       direct the vote:  400,000
                                                         -------
                             (ii)      shared power to vote or to
                                       direct the vote:     0
                                                         -------
                             (iii)     sole power to dispose or to
                                       direct the disposition of: 400,000
                                                                  -------
                             (iv)      shared power to dispose or to
                                       direct the disposition of:    0
                                                                  -------


Item 5                       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( X ) *


Item 6           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                 ANOTHER PERSON:

                 Not Applicable

Item 7           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                 WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
                 PARENT HOLDING COMPANY:

                 Not Applicable

Item 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                 GROUP:

                 Not Applicable

Item 9           NOTICE OF DISSOLUTION OF GROUP:

                 Not Applicable

Item 10          CERTIFICATION:

                 Not Applicable

* Mrs. Janice Lipton owns 1.5% percent of the class of securities and Mr. Alan Lipton (her husband) owns 1,497,339 shares representing 5.8%. While Mrs. Lipton disclaims ownership of her husband's shares, the combined percent is 7.3%



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                                January 28, 1994
                                                                Date



                                                                Janice Lipton
                                                                Signature

SUBJECT:        Attachments 1, 2, 3, 4, 5, 6, and 7


        Attached to Amendment No. 7, and being filed electronically herewith pursuant to Section 232.101(a) (2) (ii) of Regulation S-T are the Schedule 13G and Amendments No. 1, 2, 3, 4, 5, and 6 thereto, which have been previously filed in paper form.

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                            JAN BELL MARKETING, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                  470760 10 9
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement  X .
(A fee is not returned only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 470760 10 9                    13G
________________________________________________________________________________

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 JANICE LIPTON    ###-##-####

________________________________________________________________________________

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         Not Applicable                                           (a)
                                                                     ----------
                                                                  (b)
                                                                     ----------

________________________________________________________________________________

3.       SEC USE ONLY



________________________________________________________________________________

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S. CITIZEN

________________________________________________________________________________

         NUMBER OF                5. SOLE VOTING POWER                  -0-
         SHARES                   6. SHARED VOTING POWER             1,122,187.5
         BENEFICIALLY             7. SOLE DISPOSITIVE POWER          1,122,187.5
         OWNED BY                 8. SHARED DISPOSITIVE POWER           -0-
         EACH REPORTING
         PERSON WITH

________________________________________________________________________________

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,122,187.5

________________________________________________________________________________

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                 N/A

________________________________________________________________________________

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 17.05%

________________________________________________________________________________

12.      TYPE OF REPORTING PERSON

                 IN

________________________________________________________________________________

Item 1(a)                 NAME OF ISSUER:

                          Jan Bell Marketing, Inc.

Item 1(b)                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                          7501 West Oakland Park Blvd.
                          Ft. Lauderdale, Florida 33319

Item 2(a)                 NAME OF PERSON FILING:

                          Janice Lipton

Item 2(b)                 ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                          RESIDENCE:

                          7501 West Oakland Park Blvd.
                          Ft. Lauderdale, Florida 33319

Item 2(c)                 CITIZENSHIP:

                          United States

Item 2(d)                 TITLE CLASS OF SECURITIES:

                          Common Stock ($.0001 Par Value)

Item 2(e)                 CUSIP NUMBER:
                          470760  10  9

Item 3                    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), or 13d-
                          2(b), CHECK WHETHER THE PERSON FILING IS A:

                          Not Applicable


Item 4           OWNERSHIP (as of December 31, 1987):

                          (a)     Amount Beneficially Owned: 1,122,187.5
                                                             -----------
                          (b)     Percent of Class: 17.05%
                                                    ------------
                          (c)     Number of shares as to which such person
                                  has:

                             (i)     sole power to vote or to
                                     direct the vote:     -0-
                                                      -----------
                             (ii)    shared power to vote or to
                                     direct the vote: 1,122,187.5
                                                      -----------
                             (iii)   sole power to dispose or to
                                     direct the disposition of: 1,122,187.5
                                                                -----------
                             (iv)    shared power to dispose or to
                                     direct the disposition of:      -0-
                                                                -----------


Item 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                 Not Applicable


Item 6           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                 ANOTHER PERSON:

                 Not Applicable


Item 7           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                 WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
                 PARENT HOLDING COMPANY:

                 Not Applicable


Item 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                 GROUP:

                 Not Applicable


Item 9           NOTICE OF DISSOLUTION OF GROUP:

                 Not Applicable


Item 10          CERTIFICATION:

                 Not Applicable

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        February 16, 1988
                                        Date



                                        Janice Lipton
                                        Signature


                                        Janice Lipton, Vice President
                                        Jan Bell Marketing, Inc.
                                        Name/Title

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                            JAN BELL MARKETING, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                  470760 10 9
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement ___.
(A fee is not returned only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 470760 10 9              13G                      Page 2 of 5 Pages

________________________________________________________________________________

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 JANICE LIPTON    ###-##-####

________________________________________________________________________________

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         Not Applicable                                    (a)
                                                              ----------
                                                           (b)
                                                              ----------
________________________________________________________________________________

3.       SEC USE ONLY



________________________________________________________________________________

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S. CITIZEN
________________________________________________________________________________

         NUMBER OF            5.       SOLE VOTING POWER                 -0-
         SHARES               6.       SHARED VOTING POWER           1,344,030.5
         BENEFICIALLY         7.       SOLE DISPOSITIVE POWER        1,344,030.5
         OWNED BY             8.       SHARED DISPOSITIVE POWER          -0-
         EACH REPORTING
         PERSON WITH

________________________________________________________________________________

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,344,030.5

________________________________________________________________________________

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                 N/A

________________________________________________________________________________

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 11.9%

________________________________________________________________________________

12.      TYPE OF REPORTING PERSON

                 IN

________________________________________________________________________________

Item 1(a)                 NAME OF ISSUER:

                          Jan Bell Marketing, Inc.

Item 1(b)                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                          7501 West Oakland Park Blvd.
                          Ft. Lauderdale, Florida 33319

Item 2(a)                 NAME OF PERSON FILING:

                          Janice Lipton

Item 2(b)                 ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                          RESIDENCE:

                          7501 West Oakland Park Blvd.
                          Ft. Lauderdale, Florida 33319

Item 2(c)                 CITIZENSHIP:

                          United States

Item 2(d)                 TITLE CLASS OF SECURITIES:

                          Common Stock ($.0001 Par Value)

Item 2(e)                 CUSIP NUMBER:

                          470760 10 9

Item 3                    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or 13d-
                          2(b), CHECK WHETHER THE PERSON FILING IS A:

                          Not Applicable

Item 4           OWNERSHIP (as of December 31, 1988):

                          (a)     Amount Beneficially Owned: 1,344,030.5
                                                             -----------
                          (b)     Percent of Class: 11.9%
                                                    -----------
                          (c)     Number of shares as to which such person
                                  has:

                             (i)       sole power to vote or to
                                       direct the vote:     -0-
                                                        -----------
                             (ii)      shared power to vote or to
                                       direct the vote: 1,344,030.5
                                                        -----------
                             (iii)     sole power to dispose or to
                                       direct the disposition of: 1,344,030.5
                                                                  -----------
                             (iv)      shared power to dispose or to
                                       direct the disposition of:     -0-
                                                                  -----------


Item 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                          Not Applicable


Item 6           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                 ANOTHER PERSON:

                          Not Applicable


Item 7           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                 WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
                 PARENT HOLDING COMPANY:

                          Not Applicable


Item 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                 GROUP:

                          Not Applicable


Item 9           NOTICE OF DISSOLUTION OF GROUP:

                          Not Applicable


Item 10          CERTIFICATION:

                          Not Applicable

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        January 23, 1989
                                        Date



                                        Janice Lipton
                                        Signature


                                        Janice Lipton, Vice President
                                        Jan Bell Marketing, Inc.
                                        Name/Title

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                            JAN BELL MARKETING, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                  470760 10 9
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement ___.
(A fee is not returned only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 470760 10 9              13G                      Page 2 of 5 Pages

________________________________________________________________________________

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 JANICE LIPTON    ###-##-####
________________________________________________________________________________


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         Not Applicable                                     (a)
                                                               ----------
                                                            (b)
                                                               ----------
________________________________________________________________________________

3.       SEC USE ONLY


________________________________________________________________________________

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S. CITIZEN

________________________________________________________________________________

         NUMBER OF                5.  SOLE VOTING POWER              1,344,030.5
         SHARES                   6.  SHARED VOTING POWER               93,500*
         BENEFICIALLY             7.  SOLE DISPOSITIVE POWER         1,344,030.5
         OWNED BY                 8.  SHARED DISPOSITIVE POWER          93,500*
         EACH REPORTING
         PERSON WITH

________________________________________________________________________________

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,344,030.5

________________________________________________________________________________

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                 X*

________________________________________________________________________________

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 11.9%

________________________________________________________________________________

12.      TYPE OF REPORTING PERSON

                 IN

________________________________________________________________________________

*93,500 shares are owned by The Lipton Foundation, for which Janice Lipton is a trustee, and as to which Ms. Lipton disclaims any beneficial interest.

Item 1(a)                 NAME OF ISSUER:

                          Jan Bell Marketing, Inc.

Item 1(b)                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                          7501 West Oakland Park Blvd.
                          Ft. Lauderdale, Florida 33319

Item 2(a)                 NAME OF PERSON FILING:

                          Janice Lipton

Item 2(b)                 ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                          RESIDENCE:

                          7501 West Oakland Park Blvd.
                          Ft. Lauderdale, Florida 33319

Item 2(c)                 CITIZENSHIP:

                          United States

Item 2(d)                 TITLE CLASS OF SECURITIES:

                          Common Stock ($.0001 Par Value)

Item 2(e)                 CUSIP NUMBER:

                          470760 10 9

Item 3                    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or 13d-
                          2(b), CHECK WHETHER THE PERSON FILING IS A:

                          Not Applicable

Item 4           OWNERSHIP (as of December 31, 1988):

                          (a)     Amount Beneficially Owned: 1,344,030.5*
                                                             ------------
                          (b)     Percent of Class: 11.9%
                                                    -----------
                          (c) Number of shares as to which such person has:

                             (i)       sole power to vote or to
                                       direct the vote: 1,344,030.5
                                                        -----------
                             (ii)      shared power to vote or to
                                       direct the vote:    93,500**
                                                        -----------
                             (iii)     sole power to dispose or to
                                       direct the disposition of: 1,344,030.5
                                                                  -----------
                             (iv)      shared power to dispose or to
                                       direct the disposition of:    93,500**
                                                                  -----------


Item 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                          Not Applicable

Item 6           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                 ANOTHER PERSON:

                          Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                          Not Applicable

Item 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                 GROUP:

                          Not Applicable

Item 9           NOTICE OF DISSOLUTION OF GROUP:

                          Not Applicable

Item 10          CERTIFICATION:

                          Not Applicable

*Does not include 93,500 shares which are owned by The Lipton Foundation, for which Janice Lipton is a trustee, and as to which Ms. Lipton disclaims any beneficial interest.
**93,500 shares are owned by The Lipton Foundation, for which Janice Lipton is a trustee, and as to which Ms. Lipton disclaims any beneficial interest.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                  February 6, 1989
                                  Date



                                  Janice Lipton
                                  Signature

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                            JAN BELL MARKETING, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                  470760 10 9
                                 (CUSIP Number)


 Check the following box if a fee is being paid with this statement ___.
(A fee is not returned only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 470760 10 9                        13G             Page 2 of 5 Pages

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 JANICE LIPTON    ###-##-####

________________________________________________________________________________

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         Not Applicable                                             (a)
                                                                       ---------
                                                                    (b)
                                                                       ---------
________________________________________________________________________________

3.       SEC USE ONLY



________________________________________________________________________________

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S. CITIZEN

________________________________________________________________________________

         NUMBER OF          5.  SOLE VOTING POWER                1,532,919.5
         SHARES             6.  SHARED VOTING POWER                240,250*
         BENEFICIALLY       7.  SOLE DISPOSITIVE POWER           1,532,919.5
         OWNED BY           8.  SHARED DISPOSITIVE POWER           240,250*
         EACH REPORTING
         PERSON WITH

________________________________________________________________________________

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,532,919.5

________________________________________________________________________________

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                 X*

________________________________________________________________________________

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.92%

________________________________________________________________________________

12.      TYPE OF REPORTING PERSON

                 IN
________________________________________________________________________________

*240,250 shares are owned by The Lipton Foundation, for which Janice Lipton is a trustee, and as to which Ms. Lipton disclaims any beneficial interest.

Item 1(a)                 NAME OF ISSUER:

                          Jan Bell Marketing, Inc.

Item 1(b)                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                          13801 Northwest 14th Street
                          Sunrise, Florida 33323

Item 2(a)                 NAME OF PERSON FILING:

                          Janice Lipton

Item 2(b)                 ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                          RESIDENCE:

                          13801 Northwest 14th Street
                          Sunrise, Florida 33323

Item 2(c)                 CITIZENSHIP:

                          United States

Item 2(d)                 TITLE CLASS OF SECURITIES:

                          Common Stock ($.0001 Par Value)

Item 2(e)                 CUSIP NUMBER:

                          470760 10 9

Item 3                    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or 13d-
                          2(b), CHECK WHETHER THE PERSON FILING IS A:

                          Not Applicable

Item 4           OWNERSHIP (as of December 31, 1989):

                          (a)     Amount Beneficially Owned: 1,532,919.5*
                                                             -----------
                          (b)     Percent of Class: 6.92%
                                                    -----------
                          (c)     Number of shares as to which such person
                                  has:

                             (i)     sole power to vote or to
                                     direct the vote: 1,532,919.5
                                                              -----------
                             (ii)    shared power to vote or to
                                     direct the vote:   240,250**
                                                      -----------
                             (iii)   sole power to dispose or to
                                     direct the disposition of: 1,532,919.5
                                                                -----------
                             (iv)    shared power to dispose or to
                                     direct the disposition of:   240,250**
                                                                 -----------


Item 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                          Not Applicable

Item 6           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                 ANOTHER PERSON:

                          Not Applicable

Item 7           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                 WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
                 PARENT HOLDING COMPANY:

                          Not Applicable

Item 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                 GROUP:

                          Not Applicable

Item 9           NOTICE OF DISSOLUTION OF GROUP:

                          Not Applicable

Item 10          CERTIFICATION:

                          Not Applicable

*Does not include 240,250 shares which are owned by The Lipton Foundation, for which Janice Lipton is a trustee, and as to which Ms. Lipton disclaims any beneficial interest.
**240,250 shares are owned by The Lipton Foundation, for which Janice Lipton is a trustee, and as to which Ms. Lipton disclaims any beneficial interest.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            February 12, 1990
                                            Date



                                            Janice Lipton
                                            Signature

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                            JAN BELL MARKETING, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                  470760 10 9
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement ___.
(A fee is not returned only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 470760 10 9                13G                     Page 2 of 5 Pages

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 JANICE LIPTON    ###-##-####

________________________________________________________________________________

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         Not Applicable                                          (a)
                                                                    ----------
                                                                 (b)
                                                                    ----------
________________________________________________________________________________

3.       SEC USE ONLY


________________________________________________________________________________

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S. CITIZEN

________________________________________________________________________________

  NUMBER OF                5. SOLE VOTING POWER              1,521,919.5
  SHARES                   6. SHARED VOTING POWER              251,250*
  BENEFICIALLY             7. SOLE DISPOSITIVE POWER         1,521,919.5
  OWNED BY                 8. SHARED DISPOSITIVE POWER         251,250*
  EACH REPORTING
  PERSON WITH
________________________________________________________________________________

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,521,919.5

________________________________________________________________________________

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                 X*

________________________________________________________________________________

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.77%

________________________________________________________________________________

12.      TYPE OF REPORTING PERSON

                 IN

________________________________________________________________________________

*251,250 shares are owned by The Lipton Foundation, for which Janice Lipton is a trustee, and as to which Ms. Lipton disclaims any beneficial interest.

Item 1(a)                 NAME OF ISSUER:

                          Jan Bell Marketing, Inc.

Item 1(b)                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                          13801 Northwest 14th Street
                          Sunrise, Florida 33323

Item 2(a)                 NAME OF PERSON FILING:

                          Janice Lipton

Item 2(b)                 ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                          RESIDENCE:

                          3025 Meadow Lane
                          Ft. Lauderdale, Florida 33331

Item 2(c)                 CITIZENSHIP:

                          United States

Item 2(d)                 TITLE CLASS OF SECURITIES:

                          Common Stock ($.0001 Par Value)

Item 2(e)                 CUSIP NUMBER:

                          470760 10 9

Item 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                          Not Applicable

Item 4                    OWNERSHIP (as of December 31, 1990):

                          (a)     Amount Beneficially Owned: 1,521,919.5*
                                                             ------------
                          (b)     Percent of Class: 6.77%
                                                    -----------
                          (c) Number of shares as to which such person has:

                             (i)       sole power to vote or to
                                       direct the vote: 1,521,919.5
                                                        -----------
                             (ii)      shared power to vote or to
                                       direct the vote:   251,250**
                                                          ---------
                             (iii)     sole power to dispose or to
                                       direct the disposition of: 1,521,919.5
                                                                  -----------
                             (iv)      shared power to dispose or to
                                       direct the disposition of:   251,250**
                                                                    ---------


Item 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                 Not Applicable


Item 6           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                 ANOTHER PERSON:

                 Not Applicable


Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                 Not Applicable


Item 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                 GROUP:

                 Not Applicable


Item 9           NOTICE OF DISSOLUTION OF GROUP:

                 Not Applicable


Item 10          CERTIFICATION:

                 Not Applicable

*Does not include 251,250 shares which are owned by The Lipton Foundation, for which Janice Lipton is a trustee, and as to which Ms. Lipton disclaims any beneficial interest.
**251,250 shares are owned by The Lipton Foundation, for which Janice Lipton is a trustee, and as to which Ms. Lipton disclaims any beneficial interest.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                               February 7, 1991
                                               Date



                                               Janice Lipton
                                               Signature

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                            JAN BELL MARKETING, INC.
                                (Name of Issuer)

                              VOTING COMMON STOCK
                         (Title of Class of Securities)

                                  470760 10 9
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement ___.
(A fee is not returned only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 470760 10 9             13G                       Page 2 of 5 Pages

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 JANICE LIPTON
                 ###-##-####
________________________________________________________________________________

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         Not Applicable                                     (a)
                                                               ----------
                                                            (b)
                                                               ----------

________________________________________________________________________________

3.       SEC USE ONLY


________________________________________________________________________________

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S. CITIZEN


________________________________________________________________________________

         NUMBER OF                5. SOLE VOTING POWER             1,321,919.5
         SHARES                   6. SHARED VOTING POWER             242,250*
         BENEFICIALLY             7. SOLE DISPOSITIVE POWER        1,321,919.5
         OWNED BY                 8. SHARED DISPOSITIVE POWER        242,250*
         EACH REPORTING
         PERSON WITH

________________________________________________________________________________

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,321,919.5

________________________________________________________________________________

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                 X*
________________________________________________________________________________

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 5%

________________________________________________________________________________

12.      TYPE OF REPORTING PERSON

                 IN
________________________________________________________________________________

*242,250 shares are owned by The Lipton Foundation, for which Janice Lipton is a trustee, and as to which Ms. Lipton disclaims any beneficial interest.

                             GENERAL INFORMATION
                                  ITEMS 1-10
Item 1(a)                 NAME OF ISSUER:

                          Jan Bell Marketing, Inc.

Item 1(b)                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                          13801 Northwest 14th Street
                          Sunrise, Florida 33323

Item 2(a)                 NAME OF PERSON FILING:

                          Janice Lipton

Item 2(b)                 ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                          RESIDENCE:

                          3025 Meadow Lane
                          Ft. Lauderdale, Florida 33331

Item 2(c)                 CITIZENSHIP:

                          United States

Item 2(d)                 TITLE CLASS OF SECURITIES:

                          Common Stock ($.0001 Par Value)

Item 2(e)                 CUSIP NUMBER:

                          470760 10 9

Item 3                    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or 13d-
                          2(b), CHECK WHETHER THE PERSON FILING IS A:

                          Not Applicable

Item 4           OWNERSHIP (as of December 31, 1991):

                          (a)     Amount Beneficially Owned: 1,321,919.5*
                                                             ------------
                          (b)     Percent of Class: 5%
                                                    --------
                          (c) Number of shares as to which such person has:

                             (i)       sole power to vote or to
                                       direct the vote: 1,321,919.5
                                                        -----------
                             (ii)      shared power to vote or to
                                       direct the vote:   242,250**
                                                          ---------
                             (iii)     sole power to dispose or to
                                       direct the disposition of: 1,321,919.5
                                                                  -----------
                             (iv)      shared power to dispose or to
                                       direct the disposition of:   242,250**
                                                                    ---------


Item 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                          Not  Applicable


Item 6           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                          PERSON:

                          Not Applicable


Item 7           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                          Not Applicable


Item 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                          GROUP:

                          Not Applicable


Item 9           NOTICE OF DISSOLUTION OF GROUP:

                          Not Applicable


Item 10          CERTIFICATION:

                          Not Applicable


*Does not include 242,250 shares which are owned by The Lipton Foundation, for which Janice Lipton is a trustee, and as to which Ms. Lipton disclaims any beneficial interest.
**242,250 shares are owned by The Lipton Foundation, for which Janice Lipton is a trustee, and as to which Ms. Lipton disclaims any beneficial interest.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  April 6, 1992
                                                  Date



                                                  Janice Lipton
                                                  Signature

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*

                            JAN BELL MARKETING, INC.
                                (Name of Issuer)

                              VOTING COMMON STOCK
                         (Title of Class of Securities)

                                  470760 10 9
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement ___.
(A fee is not returned only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 470760 10 9                    13G                 Page 2 of 5 Pages

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 JANICE LIPTON
                 ###-##-####

________________________________________________________________________________

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                           (a)
                                                              ----------
                                                           (b)    X
                                                              ----------
________________________________________________________________________________

3.       SEC USE ONLY


________________________________________________________________________________

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S. CITIZEN

________________________________________________________________________________

         NUMBER OF                5. SOLE VOTING POWER                 779,919.5
         SHARES                   6. SHARED VOTING POWER                 -0-
         BENEFICIALLY             7. SOLE DISPOSITIVE POWER            779,919.5
         OWNED BY                 8. SHARED DISPOSITIVE POWER            -0-
         EACH REPORTING
         PERSON WITH

________________________________________________________________________________

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   779,919.5

________________________________________________________________________________

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                 X*

________________________________________________________________________________

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 3.1%

________________________________________________________________________________

12.      TYPE OF REPORTING PERSON

                 IN
________________________________________________________________________________

*Mrs. Janice Lipton owns 3.1% of the class of securities and Mr. Alan Lipton (her husband) owns 1,044,919.50 shares representing 4.1%. While Mrs. Lipton disclaims ownership of her husband's shares, the combined percent is 7.2%.

                             GENERAL INFORMATION
                                  ITEMS 1-10
Item 1(a)                 NAME OF ISSUER:

                          Jan Bell Marketing, Inc.

Item 1(b)                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                          13801 Northwest 14th Street
                          Sunrise, Florida 33323

Item 2(a)                 NAME OF PERSON FILING:

                          Janice Lipton

Item 2(b)                 ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                          13801 Northwest 14th Street
                          Sunrise, Florida 33323

Item 2(c)                 CITIZENSHIP:

                          United States

Item 2(d)                 TITLE CLASS OF SECURITIES:

                          Common Stock ($.0001 Par Value)

Item 2(e)                 CUSIP NUMBER:

                          470760 10 9

Item 3                    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or 13d-
                          2(b), CHECK WHETHER THE PERSON FILING IS A:

                          Not Applicable

Item 4           OWNERSHIP (as of December 31, 1992):

                          (a)     Amount Beneficially Owned:   779,919.5
                                                             -----------
                          (b)     Percent of Class: 3.1%
                                                    --------
                          (c)     Number of shares as to which such person
                                  has:

                             (i)       sole power to vote or to
                                       direct the vote:   779,919.5
                                                         ----------
                             (ii)      shared power to vote or to
                                       direct the vote:      -0-
                                                         -----------
                             (iii)     sole power to dispose or to
                                       direct the disposition of:   779,919.5
                                                                    ---------
                             (iv)      shared power to dispose or to
                                       direct the disposition of:     -0-
                                                                     ---------


Item 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
                 ( X ) *


Item 6           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                 Not Applicable


Item 7           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                 WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                 Not Applicable


Item 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                 GROUP:

                 Not Applicable


Item 9           NOTICE OF DISSOLUTION OF GROUP:

                 Not Applicable


Item 10          CERTIFICATION:

                 Not Applicable


*Mrs. Janice Lipton owns 3.1% percent of the class of securities and Mr. Alan Lipton (her husband) owns 1,044,919.50 shares representing 4.1%. While Mrs. Lipton disclaims ownership of her husband's shares, the combined percent is 7.2%.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                               January 21, 1993
                               Date



                               Janice Lipton
                               Signature